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                                                                    EXHIBIT 10.3

                             TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT is entered as of December 29, 1990 by and between TEXTRON INC., a Delaware corporation ("Textron") and TEXTRON FINANCIAL CORPORATION, a Delaware corporation ("TFC"), on behalf of the TFC Group (as hereinafter defined).

         WHEREAS TFC, a wholly owned subsidiary of Textron, and the TFC Group are members of an affiliated group of corporations of which Textron is the common parent and are included in the Return, as hereinafter defined;

         WHEREAS Textron and TFC have previously entered into a Tax Sharing Agreement dated as of January 1, 1986; and

         WHEREAS Textron and the TFC Group desire to revise the Tax Sharing Agreement dated as of January 1, 1986 as a result of the development of TFC's business and changes in the federal tax law.

         In consideration of the foregoing premises and mutual covenants hereinafter set forth, Textron and the TFC Group agree as follows:

(1)      Definitions.
         (a) For purposes of this Agreement, the terms set forth below shall be defined as follows:

                  (i) Code -- The Internal Revenue Code of 1986 as amended from time to time.

                 (ii) Textron Group -- Textron and all corporations (whether now existing or hereafter formed or acquired) that have consented or are required to join with Textron (or any successor common parent corporation) in filing the Return, as defined below.

                (iii) TFC Group -- TFC and all corporations (whether now existing or hereafter formed or acquired) that could consent or would be required to join with TFC (or any


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                            successor common parent corporation) in filing a
                            consolidated U.S. corporation income tax return, if TFC was not then a member of the Textron Group.

               (iv) Textron Allocation Group -- All members of the Textron Group other than members of the TFC Group.

                (v) The Return -- The consolidated U.S. corporation income tax return filed by Textron pursuant to
                           Section 1501 of the Code.

               (vi) Consolidated U.S. Tax Liability -- All taxes shown on the Return, or as revised by administrative or judicial determination or redetermination. For purposes of this definition "taxes" means the corporate income tax imposed by Section 11 of the Code, the alternative minimum tax imposed by Section 55 of the Code and the environmental tax imposed by
                           Section 59A of the Code, any successor provision to any of these sections and any other similar U.S. federal taxes which may be imposed by the Code in future years, as reduced by the credits allowed by Sections 27 through 29, Section 34 and Sections 38 through 42 and increased by any tax from recomputing prior year's Investment Tax Credit ("ITC") and any other similar credit or recomputation amounts allowed or imposed by the Code.

               (vii) Taxes Payable -- The Consolidated U.S. Tax Liability together with all penalties assessed thereon.

              (viii) Intercompany Account -- The account on the books of each of Textron and TFC which shall reflect all debits and credits arising out of transactions between the Textron Allocation Group and the TFC Group.

         (b) Other terms used in this Agreement shall have the meanings ascribed to them in the Code, and the regulations and
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          rulings issued thereunder, as from time to time in effect. Except as otherwise provided herein, this Agreement shall be interpreted in accordance with the Code and the regulations and rulings issued thereunder then in effect.

(2)  Effective Date and Other Agreements.

     (a) This Agreement is applicable for all taxable years beginning after December 29, 1990.

     (b) This Agreement shall constitute the entire agreement between Textron and the TFC Group concerning the subject matter hereof and shall supersede any prior agreements and understandings between Textron and the TFC Group concerning the subject matter hereof for taxable years beginning after the date of this Agreement, and specifically supersedes Article 7 of the Restated Operating Agreement by and among TFC, Textron and Textron Canada Limited ("TCL") dated as of May 3, 1981 (the "R.S.O.") and, except for the October 1, 1986 Supplemental Memorandum, the Tax Sharing Agreement between TFC and Textron dated as of January 1, 1986.

     (c) This Agreement shall not supersede or amend (i) any Articles of the R.S.O. other than Article 7; (ii) the agreements between Textron FSC Inc., a U.S. Virgin Islands corporations, and TFC, Textron Capital Corporation and Textron Pacific Inc. each dated as of January 4, 1988;
          (iii) the Supplemental Memorandum dated as of January 1, 1986 between Avco Corporation and Textron Capital Corporation, which shall remain in full force and effect and is made a part hereof by reference; or
          (iv) any other agreement and understanding concerning tax sharing or tax matters for taxable years beginning before the date of this Agreement, between Textron and the TFC Group.

     (d) This Agreement shall not supersede any other agreements and understandings concerning other subject matters, including, but not limited to, the tax related matters covered by the
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        Receivables Purchase Agreement by and among TFC, Textron, Bell
        Helicopter Textron Inc., H.R. Textron Inc. and TCL dated as of January 1, 1986 and the Support Agreement between TFC and Textron entered into as of October 15, 1985.

(3) Matters Concerning the Return.

    (a) Agreement to file Returns. Until this Agreement is terminated as provided in Section 6 hereof, each member of the TFC Group has consented and agrees to join with Textron in filing the Return for each taxable year.

    (b) Filing the Return. Textron shall file the Return for each taxable year in accordance with Treas. Reg. promulgated, from time to time, under
        Section 1502 of the Code.

    (c) Payment of Taxes Payable. Textron shall pay the Taxes Payable for each taxable year in accordance with Treas. Reg. promulgated, from time to time, under Section 1502 of the Code.

    (d) Decisions and Actions Incidental to Filing the Return. The TFC Group irrevocably appoints Textron to be its sole agent, duly authorized to act in its own name in all matters relating to the Taxes Payable (including any refunds thereof) for each taxable year and agrees that Textron shall make any and all decisions and take any and all actions incidental to filing the Return for each taxable year, including, but not limited to, preparing the Return, making elections under the Code and settling or litigating disputes with the Internal Revenue Service. This authorization does not extend to the consents, elections and changes referenced in the parenthetical contained in the first sentence of Treas. Reg. 1.1502-77(a). TFC agrees to (i) furnish Textron with any and all information requested by Textron in order to carry out the provisions of this Agreement, (ii) cooperate with Textron in filing any Return, statement, election, or

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         consent provided for in the Code, regulations and rulings issued thereunder as from time to time in effect, (iii) take such action as Textron may request, including, but not limited to, the filing of requests for the extension of time within which to file Returns, and
         (iv) cooperate in connection with any refund claim, audit, administrative, judicial or other proceeding.

(4)  Earnings and Profits and Tax Sharing.

     (a) Earnings and Profits

         For the purpose of determining earnings and profits of each member of the Textron Group, Textron has elected for and on behalf of the Textron Group to allocate the Consolidated U.S. Tax Liability pursuant to the methods prescribed in Treas.Reg. Section 1.1552-1(a)(2) ("basic method") and Treas.Reg. Section 1.1502-33(d)(2)(ii) ("complementary method"). Nothing in this Agreement shall be construed to affect the allocation of tax required pursuant to these elections for the purpose of determining the earnings and profits of the members of the Textron Group.

     (b) Tax Sharing

         For the purpose of allocating the Taxes Payable under this agreement, a "separate return tax liability" shall be determined for the TFC Group and the Textron Allocation Group, by applying the following principles:

         (i) "separate return taxable income" adjusted as provided in Treas. Reg. 1.1552-1(a)(2)(ii) shall be multiplied by the maximum tax rates applicable in determining Tax Payable;

         (ii) the tax benefit of losses using the rates in Section 4(b)(i), Foreign Tax Credits ("FTC"), General Business Credits ("GBC") and any other tax credits utilized (pursuant to either the regular tax or the alternative minimum tax ("AMT") system, as applicable) in computing
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         Taxes Payable shall be a reduction (or increase in the case of any ITC recomputation) or create a refund amount to the extent such individual items are allocable to the TFC Group or the Textron Allocation Group based upon each group's contribution to such item;

   (iii) AMT and Environmental Tax (ET) shall be allocated to the TFC Group and the Textron Allocation Group in the ratio of each group's AMT or ET determined as if each group filed a separate U.S. corporation income tax return to the total AMT and ET shown on the Return; provided, however, that if the sum of such separate AMT and ET are less than the AMT and ET included in Taxes Payable then the difference between AMT or ET included in Taxes Payable and the sum of each group's separate AMT or ET shall be allocated to each group in the ratio of each group's Tax Preferences and other adjustments used in computing the AMT and ET included in Taxes Payable; and, provided further, that neither Group shall be allocated an AMT or ET greater than the AMT or ET included in Taxes Payable;


   (iv) any penalty included in Taxes Payable shall be allocated to the TFC Group to the extent it would have been liable for such penalty had it filed a U.S. corporation income tax return reflecting "separate return tax liability" determined hereunder.

(c)   Reimbursement of Taxes Payable

      TFC shall reimburse Textron for the net amount of the Taxes Payable for any taxable year, allocated to the TFC Group under paragraphs 4(b)(i) through (iv) hereof before the end of the calendar month in which Textron makes any payments of Taxes Payable under paragraph 3 (c) hereof;



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(d)  Reimbursement For Reduction of Tax Payable
     Textron shall reimburse TFC for any net reduction in Taxes Payable for any taxable year credited to TFC under paragraph 4(b)(i) through (iv) hereof before the end of the calendar month in which Textron makes any payments, or would have made payments, of Taxes Payable, under paragraph 3(c) hereof, if TFC were not a member of the Textron Group;

(e)  Changes in Taxes Payable
     The allocations and reimbursements described in paragraph 4(b) through (d) above shall be recomputed for any taxable year in which there is a (A) a carryback or carryforward of net operating losses, capital losses, ITC, FTC or other tax credits to such taxable year; (B) a revision, adjustment or redetermination of any administrative or judicial determination; (C) a filing of an amended return; or (D) a filing of a claim for refund. The changes attributable to the TFC Group in the Taxes Payable so recomputed shall be reimbursed by Textron or TFC, as the case may be, within thirty days of the date the deficiency is paid or the refund is received by Textron;

(f)  Exception Concerning Alternative Minimum Tax
     The allocation and reimbursements described in paragraph 4(b)(i) through
     (e) above shall be computed without allowing the TFC Group the benefit of any minimum tax credit allowable under Section 53(b) of the Code attributable to AMT incurred by the Textron Group before the effective date of this Agreement and not borne by the TFC Group;

(g)  State Income Taxes
     In the event one or more members of the TFC Group are included in a combined, joint, consolidated, unitary or similar state income or franchise tax return with any other member of the Textron Group, the member of the Textron

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          Group and the appropriate member of the TFC Group shall file such returns, pay the taxes, make reimbursements and make decisions and take actions incidental to the filing of any such returns on a state-by-state basis in a manner consistent with the approach provided by paragraphs 3(a) through (d) and 4(a) through (e) hereof; and

     (h)  Computation and Recording of Tax Reimbursements

          Computations of the tax reimbursements of Textron or the TFC Group as hereinabove described shall be made quarterly by the Textron Tax Department at its corporate offices. Such computations shall be made from the information used, and in accordance with, the usual procedures followed by the Textron Tax Department in determining the quarterly estimated Taxes Payable and quarterly estimated state income and franchise tax liabilities. When the Return and the state income or franchise tax returns (if applicable) for each year have been filed by Textron, the Textron Tax Department shall recompute the actual tax reimbursements based on the Taxes Payable and the state income and franchise taxes payable. The quarterly reimbursements, the reimbursement based on the Return and the state income or franchise tax returns as filed and any reimbursements due to redeterminations shall be paid by Textron or TFC, as the case may be, before the end of the calendar month in which the quarterly tax payments are due, such returns are filed, the deficiency is paid or the refund is received.

5)   Deferred Manufacturing Profit.

     Textron shall loan TFC interest free an amount not to exceed the deferred income tax liability of the Textron Allocation Group attributable to the manufacturing profit deferred on products manufactured by the Textron Allocation Group and financed by the TFC Group. The loans shall be evidenced by entries in the Intercompany Account.


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6) Books.

   The Textron Allocation Group and the TFC Group shall make clear and suitable entries and notations on their books and records, which shall reflect all transactions arising under this Agreement. Employees of Textron and the TFC Group and independent certified public accountants from time to time designated by Textron or TFC shall have the right to examine the other party's books, records, and files relating to transactions arising under this Agreement.

7) Termination.

   (a) This Agreement shall continue in effect unless and until TFC ceases to be a member of the Textron Group, at which time it will terminate.

   (b) If any corporation which has been a member of the TFC Group ceases to be a member of the TFC Group, this Agreement shall not apply to any income, loss, deductions or credits of that corporation generated after it ceases to be a member of the TFC Group.

   (c) The termination of this Agreement as provided in (a) or (b) above shall not affect the rights or obligations of either party arising out of any income, loss, deductions or credits generated prior to the effective date of such termination, including, but not limited to, rights or obligations recorded in the Intercompany Account or as a loan between the parties.

8) Waiver.

   Except as specifically provided elsewhere in this Agreement, Textron and TFC hereby waive (a) any failure or delay on the part of the other in asserting or enforcing any right which it may have at any time under this Agreement and (b) any notice of presentment, demand for payment, notice of nonpayment or default, protest and notice of protest and all other notices to which it might be entitled by law in connection with any obligation of one party to the other.


                                                                    \fds/460.fds

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9)       Miscellaneous.

         (a) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         (b) This Agreement and all rights and obligations hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Rhode Island.

         (c) This Agreement may not be amended or supplemented except by an instrument in writing signed by the parties.

         (d) All headings herein are for convenience of reference only and shall be disregarded in the interpretation hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this 16th day of September, 1991.

                                        TEXTRON FINANCIAL CORPORATION

                                        By: /s/ D. A. Fahlbeck
                                            ___________________________________
                                        Title: Senior Vice President and
                                               Chief Financial Officer


                                        TEXTRON INC.

                                        By: /s/ G. E. Hudson
                                            ___________________________________
                                        Title: Vice President, Taxes